Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE TUESDAY, FEBRUARY 26, 2008

Contacts:	Paris G. Reece III	Robert N. Martin	Joëlle Lipski-Rockwood
	Chief Financial Officer	Investor Relations	Corporate Communications
	(303) 804-7706	(720) 977-3431	(720) 977-3204
	greece@mdch.com	bob.martin@mdch.com	joelle.rockwood@mdch.com
M.D.C. HOLDINGS, INC. ANNOUNCES PENDING RETIREMENT OF
PARIS G. REECE III, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
AND PRINCIPAL ACCOUNTING OFFICER
DENVER, Tuesday, February 26 — M.D.C. Holdings, Inc. (NYSE: MDC) today announced that Paris G. Reece III will be retiring as the Company’s Executive Vice President, Chief Financial Officer and Principal Accounting Officer effective at the close of business on June 30, 2008. A search is underway for his successor. After the effective date of his retirement as an officer of the Company, Mr. Reece will provide services to the Company on a more limited basis for up to 18 months.
“For the past twenty years, Gary Reece has been an integral part of our Company,” said Larry A. Mizel, MDC’s chairman and chief executive officer. “Early on in his career here at MDC, Gary quickly earned a reputation for conducting business with steadfast integrity, perseverance and goodwill — he has carried those admirable qualities with him ever since.”
Mizel continued, “Over the years that Gary has served the Company as Chief Financial Officer, his notable efforts contributed to the Company’s extraordinary 17-year streak of profitability. Additionally, Gary has served as MDC’s spokesperson for the investment community and, in so doing, garnered great respect for his financial knowledge and command of the business. Throughout his tenure, and in his role as leader of the finance team, Gary consistently demonstrated his financial integrity and strong work ethic. We will deeply miss working with Gary so closely. His legacy with the Company shall remain a very important chapter in our history. We regret seeing him go and wish him well.”
“I am honored to have had the opportunity to spend such a significant part of my career with MDC,” said Reece. “It has been very satisfying to see this Company evolve into such a strong player in today’s homebuilding industry. I will watch with a keen interest as MDC capitalizes on its investment grade balance sheet to take advantage of the opportunities we believe lie ahead. I am grateful to senior management, the board of directors and the investment
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M.D.C. HOLDINGS, INC.

community for their support during my tenure, and I will do all that I can to ensure a smooth transition of my responsibilities over the next several months.”
Since 1972, MDC has built and financed the American dream for more than 150,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home it builds. As one of the largest homebuilders in the United States, the Company has homebuilding divisions across the country, including Colorado, Salt Lake City, Las Vegas, Phoenix, Tucson, California, Chicago, Northern Virginia, Maryland, Philadelphia/Delaware Valley and Jacksonville. The Company also provides mortgage financing, insurance and title services, primarily for MDC homebuyers, through its wholly owned subsidiaries, HomeAmerican Mortgage Corporation, American Home Insurance Agency and American Home Title and Escrow, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit mdcholdings.com.
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